EXHIBIT 22

SUBSIDIARY GUARANTORS

The following wholly-owned subsidiaries of M.D.C. Holdings, Inc. (the “Company”) have fully and unconditionally guaranteed the senior notes issued by the Company on a joint and several basis.

Name	State of Organization
M.D.C. Land Corporation	Colorado
RAH of Florida, Inc.	Colorado
Richmond American Construction, Inc.	Delaware
Richmond American Construction NM, Inc.	Colorado
Richmond American Homes of Arizona, Inc.	Delaware
Richmond American Homes of Colorado, Inc.	Delaware
Richmond American Homes of Florida, LP	Colorado
Richmond American Homes of Idaho, Inc.	Colorado
Richmond American Homes of Maryland, Inc.	Maryland
Richmond American Homes of Nevada, Inc.	Colorado
Richmond American Homes of New Mexico, Inc.	Colorado
Richmond American Homes of Oregon, Inc.	Colorado
Richmond American Homes of Pennsylvania, Inc.	Colorado
Richmond American Homes of Tennessee, Inc.	Colorado
Richmond American Homes of Texas, Inc.	Colorado
Richmond American Homes of Utah, Inc.	Colorado
Richmond American Homes of Virginia, Inc.	Virginia
Richmond American Homes of Washington, Inc.	Colorado